EXHIBIT  99.1

Tri City Bankshares Corporation
Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)

	Three Months Ended
	03/31/11	03/31/10
Interest Income	$12,843,229	$16,550,415
Interest Expense	1,327,722	1,552,814
Net Interest Income	11,515,507	14,997,601
Other Income	3,375,974	4,424,987
Less: Provision for loan losses	1,400,000	1,780,000
Other Operating Expenses	10,331,509	10,094,466
Total Income before taxes	3,159,972	7,548,122
Provision for Income Taxes	874,286	2,851,500
Net Income	$2,285,686	$4,696,622
Net Income Per Common Share	$0.26	$0.53

BALANCE SHEET (unaudited) March 31, 2011 and 2010

Assets	2011	2010	Liabilities & Equity	2011	2010
Cash and Due from Banks	$26,016,350	$26,795,481	Non Interest Bearing	$163,902,907	$151,597,233
Investment Securities	306,927,406	233,749,402	Interest Bearing	838,142,237	812,707,716
Federal Funds Sold	16,868,792	13,723,640	Total Deposits	1,002,045,144	964,304,949
Total Loans	735,222,767	782,366,055	Short Term Debt	1,604,747	1,442,940
Allowance for Loan Losses	(9,870,254)	(7,567,450)	Other Liabilities	3,444,381	12,960,262
Net Loans	725,352,513	774,798,605	Total Liabilities	1,007,094,272	978,708,151
Bank Premises & Equipment	20,083,651	19,793,657	Common Stock	8,904,915	8,904,915
Other Real Estate Owned	5,568,336	4,682,446	Additional Paid-In Capital	26,543,470	26,543,470
Cash surrender value of life insurance	12,138,797	11,668,013	Retained Earnings	81,171,857	87,973,070
Other Assets	10,758,669	16,918,362	Total Stockholders' Equity	116,620,242	123,421,455
Total Assets	$1,123,714,514	$1,102,129,606	Total Liabilities & Equity	$1,123,714,514	$1,102,129,606

EXHIBIT  99.1  (cont’d)

Management Comments

The Corporation posted net income of $2.3 million for the first quarter of 2011, a decrease of $2.5 million or 51.3% compared to the first quarter of 2010.  Earnings per share decreased to $0.26 for the three months ended March 31, 2011 compared to $0.53 for the same period in 2010.

The decrease in earnings was due to a $3.5 million decrease in net interest income to $11.5 million for the three months ended March 31, 2011 compared $15.0 million for the same period in 2010.  The decrease was the result of lower rates and a volume shift from loans to investment securities.  The decrease attributable to rate was $3.5 million.  The decrease attributable to the volume shift of earning assets was $0.3 million and was offset by a matching $0.3 million reduction in interest expense as a result of lower rates.

  Volume reduction in loan balances occurs as substandard loans acquired from the FDIC in October 2009 are eliminated at a pace faster than new business is achieved.  This necessitates redeployment of these funds to investment securities.  Reinvestment in today’s rate environment produces relatively low yielding investments which also negatively impact the net interest margin.  In addition, the provision for loan losses decreased $0.4 million while other income and other operating expenses remained unchanged.

Operating earnings during the first quarter were also negatively affected by a decrease in acquisition related purchase accounting income.  These items, which totaled $1.4 million in 2011 compared to $4.6 million in 2010, impact the net interest margin, other income and other operating expenses.

Total assets were $1.1 billion at March 31, 2011 and March 31, 2010.  While total assets remained stable, total loans decreased $47.1 million during the last twelve months and deposits increased $37.7 million during the same period. The excess liquidity created by the fluctuations in loans and deposits resulted in an increase in the investment portfolio of $73.2 million

Dividend Announcement

The Board of Directors did not declare a dividend for the second quarter of 2011.

As previously announced, the Board of Directors declared a special dividend of $1.20 per share payable on December 10th, 2010 to shareholders as of the record date of November 30th, 2010.  This dividend was intended to prepay 2011 dividends due to the possibility of less favorable tax treatment of dividend income in 2011.

As a result of the dividend paid in December of 2010, the Board intends to significantly reduce or eliminate dividend payments for the remainder of 2011.  The Board intends to resume quarterly dividend payments after 2011, however it is not possible to predict the economy in 2012.  The Board will review earnings, monitor regulatory developments and consider other appropriate factors at that time relative to declaring future dividends.